Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Trigger Yield Optimization Notes linked to the common stock of Apple Inc. due August 29, 2014	$4,586,073.04	$525.56
Trigger Yield Optimization Notes linked to the common stock of General Electric Company due August 29, 2014	$5,151,971.46	$590.42
Trigger Yield Optimization Notes linked to the common stock of MetLife, Inc. due August 29, 2014	$5,822,357.92	$667.24

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated January 13, 2012)

UBS AG Trigger Yield Optimization Notes

UBS AG $4,586,073.04 Notes linked to the common stock of Apple Inc. due August 29, 2014

UBS AG $5,151,971.46 Notes linked to the common stock of General Electric Company due August 29, 2014

UBS AG $5,822,357.92 Notes linked to the common stock of MetLife, Inc. due August 29, 2014

Investment Description

UBS AG Trigger Yield Optimization Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”) linked to the common stock of a specific company (the “underlying stock”). The issue price of each Note will be equal to the closing price of the underlying stock on the trade date. On a monthly basis, UBS will pay you a coupon regardless of the performance of the underlying stock. At maturity, UBS will either pay you the principal amount per Note or, if the closing price of the underlying stock on the final valuation date is below the specified trigger price, UBS will deliver to you one share of the underlying stock per Note (subject to adjustments in the case of certain corporate events described in the accompanying Trigger Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments”). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth significantly less than your principal amount and the credit risk of UBS for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Income: Regardless of the performance of the underlying stock, UBS will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes.

❑

Contingent Repayment of Principal Amount at Maturity: If the price of the underlying stock does not close below the trigger price on the final valuation date, UBS will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the underlying stock. If the price of the underlying stock closes below the trigger price on the final valuation date, UBS will deliver to you one share of the underlying stock per Note at maturity, which is expected to be worth significantly less than the principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	August 29, 2012
Settlement Date*	August 31, 2012
Final Valuation Date**	August 25, 2014
Maturity Date**	August 29, 2014

*	We expect to deliver each offering of the Notes against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.

**	Subject to postponement in the event of a market disruption event, as described in the Trigger Yield Optimization Notes product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-13 OF THE TRIGGER YIELD OPTIMIZATION NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offerings

These terms relate to three separate Notes we are offering. Each of the three Notes is linked to the common stock of a different company, and each of the three Notes has a different coupon rate, initial price and trigger price. Coupons will be paid monthly in arrears in 24 equal installments. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Stock Ticker	Coupon Rate	Total Coupon Payable	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Apple Inc.	AAPL	6.79% per annum	13.58%	$673.63	$471.54, which is 70% of Initial Price	90269V314	US90269V3143
Common stock of General Electric Company	GE	6.04% per annum	12.08%	$20.82	$15.62, which is 75% of Initial Price	90269V306	US90269V3069
Common stock of MetLife, Inc.	MET	7.78% per annum	15.56%	$34.18	$22.22, which is 65% of Initial Price	90269V298	US90269V2988

See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering will have the terms set forth in the Trigger Yield Optimization Notes product supplement relating to the Notes, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying Trigger Yield Optimization Notes product supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note*	Total	Per Note**	Total	Per Note***
Common stock of Apple Inc.	$4,586,073.04	$673.63	$126,117.0086	$18.5248	$4,459,956.0314	$655.1052
Common stock of General Electric Company	$5,151,971.46	$20.82	$141,679.2152	$0.5726	$5,010,292.2449	$20.2475
Common stock of MetLife, Inc.	$5,822,357.92	$34.18	$160,114.8428	$0.9400	$5,662,243.0772	$33.2401
*	Dollar value is equal to 100% of the initial price.
**	Dollar value is equal to 2.75% of the initial price, which reflects the total underwriting discount.
***	Dollar value is equal to 97.25% of the initial price, which reflects the deduction of the total underwriting discount from the issue price to the public.

UBS Financial Services Inc. Pricing Supplement dated August 29, 2012	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Trigger Yield Optimization Notes product supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011540/d283228d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Yield Optimization Notes” or the “Notes” refer to three different Notes that are offered hereby. Also, references to the “Trigger Yield Optimization Notes product supplement” mean the UBS product supplement, dated January 13, 2012, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants”, dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

Final Terms for Each Offering of the Notes

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note	Equal to the initial price (as defined below) of the underlying stock.
Term	Approximately 24 months.
Underlying Stock	The common stock of a specific company, as indicated on the first page of this pricing supplement.
Coupon Payments

Coupon paid in arrears in twenty-four equal monthly installments based on the coupon rate regardless of the performance of the underlying stock. The coupon rate is (i) 6.79% per annum for Notes linked to the common stock of Apple Inc., (ii) 6.04% per annum for Notes linked to the common stock of General Electric Company and (iii) 7.78% per annum for Notes linked to the common stock of

MetLife, Inc.

1st Installment through 24th Installment	For Notes linked to the common stock of Apple Inc.: $3.8116. For Notes linked to the common stock of General Electric Company: $0.1048. For Notes linked to the common stock of MetLife, Inc.: $0.2216.
Total Coupon Payable

The total coupon payable is (i) 13.58% for Notes linked to the common stock of Apple Inc., (ii) 12.08% for Notes linked to the common stock of General Electric Company and (iii) 15.56% for Notes linked to the common stock of

MetLife, Inc.

Trigger Price	A percentage of the initial price of the underlying stock, as specified on the first page of this pricing supplement. The trigger price is subject to adjustments in the case of certain corporate events, as described in the Trigger Yield Optimization Notes product supplement.
Payment at Maturity (per Note)(1)

If the final price of the underlying stock is not below the trigger price, at maturity we will pay you an amount in cash equal to your principal amount.

If the final price of the underlying stock is below the trigger price, at maturity we will deliver to you one share of the underlying stock for each Note you own, that is expected to be worth significantly less than your principal and may be worthless.

Closing Price	On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying stock during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price	The closing price of the underlying stock on the trade date, as specified on the first page of this pricing supplement.
Final Price	The closing price of the underlying stock on the final valuation date.

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)

If the calculation agent adjusts the number of shares of the underlying stock due to be delivered to you for certain corporate events affecting the underlying stock, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the closing price of the underlying stock on the final valuation date.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

♦

You believe the final price of the underlying stock is not likely to be below the trigger price and, if it is, you can tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

♦	You understand and accept that you will not participate in any appreciation in the price of the underlying stock and that your return at maturity is limited to the coupons paid on the applicable Note.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦	You are willing to invest in the Notes based on the applicable coupon rate first page of this pricing supplement.

♦	You are willing and able to hold the Notes to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market for the Notes.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

♦	You believe the final price of the underlying stock is likely to be below the trigger price, which could result in a total loss of your initial investment.

♦	You cannot tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

♦	You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦	You are unwilling to invest in the Notes based on the applicable coupon rate first page of this pricing supplement.

♦	You are unable or unwilling to hold the Notes to maturity, a term of approximately 24 months, and seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this pricing supplement for risks related to an investment in the Notes.

Coupon Payment Dates

Coupon will be paid in arrears in twenty-four equal monthly installments on the coupon payment dates listed below:

September 28, 2012	March 28, 2013	September 30, 2013	March 31, 2014
October 31, 2012	April 30, 2013	October 31, 2013	April 30, 2014
November 30, 2012	May 31, 2013	November 29, 2013	May 30, 2014
December 31, 2012	June 28, 2013	December 31, 2013	June 30, 2014
January 31, 2013	July 31, 2013	January 31, 2014	July 31, 2014
February 28, 2013	August 30, 2013	February 28, 2014	August 29, 2014

Any payment on your Notes that would otherwise be due on a coupon payment date that is not a business day will instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. The record date for coupon payment will be one business day preceding the coupon payment date.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-42 of the Trigger Yield Optimization Notes product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-42 of the Trigger Yield Optimization Notes product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying stock. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — Because the Notes have a term greater than one year, amounts treated as interest on the debt component would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes.

Put option component — The put option component would generally not be taxed until sale or maturity. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying stock if you receive (or are deemed to receive if the cash equivalent is paid) the underlying stock.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Stocks	Coupon Rate	Interest on Debt Component	Put Option Component
Common stock of Apple Inc.	6.79% per annum	1.05% per annum	5.74% per annum
Common stock of General Electric Company	6.04% per annum	1.05% per annum	4.99% per annum
Common stock of MetLife, Inc.	7.78% per annum	1.05% per annum	6.73% per annum

Upon sale or exchange of your Notes you would be required to apportion the value of the amount you receive between the Debt Portion and the Put Option on the basis of the fair market values thereof on the date of sale or exchange. Except to the extent such gain or loss is attributable to accrued and unpaid interest with respect to the Debt Portion, any gain or loss recognized with respect to the Debt Portion would be capital gain or loss (and such gain or loss would be long-term to the extent that you have held the Note for more than one year) and the amount of cash that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent debt instrument subject to special U.S. Treasury Regulations governing contingent debt instruments. If the Notes are so treated, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your Notes and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the Notes and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your Notes in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of accounting with respect to interest on your Notes. It is also possible that pursuant to some other characterization, the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations’’ beginning on page PS-42 of the Trigger Yield Optimization Notes product supplement for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-42 of the Trigger Yield Optimization Notes product supplement unless and until such time as some other treatment is more appropriate.

Medicare Tax on Net Investment Income — Beginning in 2013, United States holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. United States holders should consult their advisers with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S. — source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Notes on or after January 1, 2013 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including the consequences of a sale or exchange of the Notes, please see the discussion under “Supplemental U.S. Tax Considerations” beginning on page PS-42 of the Trigger Yield Optimization Notes product supplement and consult your tax advisor.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the Trigger Yield Optimization Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying stock is greater than or equal to the trigger price and only at maturity. If the final price of the underlying stock is below the trigger price, UBS will deliver to you one share of the underlying stock at maturity for each Note that you own instead of the principal amount in cash. If you receive shares of underlying stock at maturity, the value of the stock is expected to be significantly less than the principal amount of the Notes or may have no value at all.

♦

Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that the price of such stock could close below its trigger price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying stock’s volatility can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the stock price is above the trigger price.

♦

Your return on the Notes is expected to be limited to the coupons paid on the Notes — If the closing price of the underlying stock on the final valuation date is greater than or equal to the trigger price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying stock even though you risked being subject to the decline in the price of the underlying stock. If the closing price of the underlying stock on the final valuation date is less than the trigger price, UBS will deliver to you shares of the underlying stock at maturity which will be worth less than the trigger price as of the final valuation date and are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your potential return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying stock.

♦

Single stock risk — The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the respective underlying stock issuer and the underlying stock for your Notes. For additional information regarding each underlying stock issuer, please see “Information about the Underlying Stocks” and “Apple Inc.”, “General Electric Company” and “MetLife, Inc.” in this pricing supplement and the respective underlying stock issuer’s SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the underlying stock issuer with the SEC.

♦

Owning the Notes is not the same as owning the underlying stock — The return on your Notes may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock over the term of your Notes. Furthermore, the underlying stock may appreciate substantially during the term of your Notes and you will not participate in such appreciation.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. There can be no assurance that the underlying stock price will not rise by more than the coupons paid on the Notes or will not close below the trigger price on the final valuation date. The price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying stock. You should be willing to accept the risks of owning equities in general and the underlying stock in particular, and the risk of losing some or all of your initial investment.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — The calculation agent will adjust the amount payable at maturity by adjusting the trigger price and the number of shares of the underlying stock that may be delivered for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other actions involving the underlying stock. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying stock. If an event occurs that does not require the calculation agent to adjust the trigger price and the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. If the calculation agent adjusts the number of shares of the underlying stock due to be delivered to you for certain corporate events affecting the underlying stock, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the closing price of the underlying stock on the final valuation date. Following certain corporate events relating to the respective issuer of the underlying stock where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the respective underlying stock issuer in combination with any cash or any other assets distributed to holders of the underlying stock in such corporate event. If the issuer of an underlying stock becomes subject to (i) a corporate event whereby the underlying stock is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-29 of the Trigger Yield Optimization Notes product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity the issuer will pay you an amount in cash equal to your principal amount, unless the final price of the underlying stock is below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

♦

There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the initial price to public and to its intrinsic economic value; and as a result, you may suffer substantial losses.

♦

Price of Notes prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.

♦

Impact of fees on the secondary market price of Notes — Generally, the market price of the Notes after issuance is expected to be lower than the issue price to public of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

♦

Potential UBS impact on the market price of the underlying stock — Trading or transactions by UBS or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock may adversely affect the market price of the underlying stock and, therefore, the market value of your Notes.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the final price is below the trigger price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 2.75% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section entitled “What Are the Tax Consequences of the Notes?” on page 5 herein and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-42 of the Trigger Yield Optimization Notes product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	Approximately 24 months
Coupon rate**:	6.15% per annum (or $0.3075 per monthly period)
Total Coupon Payable**:	12.30% (or $7.38)
Initial price of the underlying stock:	$60.00 per share
Trigger price:	$42.00 (70% of initial price)
Principal amount:	$60.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock***:	2.00%

*	The actual terms for each Note are specified on the first page of this pricing supplement. Amounts here have been rounded for ease of analysis.
**	Coupon payment will be paid in arrears in twenty-four equal monthly installments during the term of the Notes on an unadjusted basis.
***	Hypothetical dividend yield holders of the underlying stock might receive over the term of the Notes. The assumed dividend yield represents a hypothetical dividend return and is not a full annualized yield. The actual dividend yield for any underlying stock may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying stock.

Hypothetical Examples

Scenario #1: The final price of the underlying stock is not below the trigger price of $42.00.

Since the final price of the underlying stock is not below the trigger price of $42.00, the issuer will pay you at maturity a cash payment equal to the principal amount of your Notes. This investment would outperform an investment in the underlying stock if the price appreciation of the underlying stock (plus dividends, if any) over the term of the Notes is less than 12.30%.

If the closing price of the underlying stock on the final valuation date is $60.00 (no change in the price of the underlying stock):

Payment at Maturity:	$60.00
Coupons:	$7.38	($0.3075 x 24 = $7.38)

Total:	$67.38
Total Return on the Notes:	12.30%

In this example, the total return on the Notes is 12.30% while the total return on the underlying stock is 2.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $78.00 (an increase of 30%):

Payment at Maturity:	$60.00
Coupons:	$7.38	($0.3075 x 24 = $7.38)

Total:	$67.38
Total Return on the Notes:	12.30%

In this example, the total return on the Notes is 12.30% while the total return on the underlying stock is 32.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $51.00 (a decline of 15%):

Payment at Maturity:	$60.00
Coupons:	$7.38	($0.3075 x 24 = $7.38)

Total:	$67.38
Total Return on the Notes:	12.30%

In this example, the total return on the Notes is 12.30% while the total return on the underlying stock is a loss of 13.00% (including dividends).

Scenario #2: The final price of the underlying stock is below the trigger price of $42.00.

Since the final price of the underlying stock is below the trigger price of $42.00, the issuer will deliver to you at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the maturity date is $27.00 (a decline of 55%):

Value of share received:	$27.00
Coupons:	$7.38	($0.3075 x 24 = $7.38)

Total:	$34.38
Total Return on the Notes:	-42.70%

In this example, the total return on the Notes is a loss of 42.70% while the total return on the underlying stock is a loss of 53.00% (including dividends).

If the closing price of the underlying stock on the maturity date is $39.00 (a decline of 35%):

Value of share received:	$39.00
Coupons:	$7.38	($0.3075 x 24 = $7.38)

Total:	$46.38
Total Return on the Notes:	-22.70%

In this example, the total return on the Notes is a loss of 22.70% while the total return on the underlying stock is a loss of 33.00% (including dividends).

Hypothetical Return Table

Underlying Stock			The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Trigger Price(1)		The Hypothetical Final Price is Less Than the Hypothetical Trigger Price(2)
Hypothetical Final Price(3)	Stock Price Return(4)	Total Return on the Underlying Stock at Maturity(5)	Total Payment at Maturity + Coupon Payments(6)	Total Return on the Notes at Maturity(7)	Total Payment at Maturity + Coupon Payments(8)	Total Return at Maturity(7)(9)
$90.00	50.00%	52.00%	$67.38	12.30%	n/a	n/a
$87.00	45.00%	47.00%	$67.38	12.30%	n/a	n/a
$84.00	40.00%	42.00%	$67.38	12.30%	n/a	n/a
$81.00	35.00%	37.00%	$67.38	12.30%	n/a	n/a
$78.00	30.00%	32.00%	$67.38	12.30%	n/a	n/a
$75.00	25.00%	27.00%	$67.38	12.30%	n/a	n/a
$72.00	20.00%	22.00%	$67.38	12.30%	n/a	n/a
$69.00	15.00%	17.00%	$67.38	12.30%	n/a	n/a
$66.00	10.00%	12.00%	$67.38	12.30%	n/a	n/a
$63.00	5.00%	7.00%	$67.38	12.30%	n/a	n/a
$60.00	0.00%	2.00%	$67.38	12.30%	n/a	n/a
$57.00	-5.00%	-3.00%	$67.38	12.30%	n/a	n/a
$54.00	-10.00%	-8.00%	$67.38	12.30%	n/a	n/a
$51.00	-15.00%	-13.00%	$67.38	12.30%	n/a	n/a
$48.00	-20.00%	-18.00%	$67.38	12.30%	n/a	n/a
$45.00	-25.00%	-23.00%	$67.38	12.30%	n/a	n/a
$42.00	-30.00%	-28.00%	$67.38	12.30%	n/a	n/a
$39.00	-35.00%	-33.00%	n/a	n/a	$46.38	-22.70%
$36.00	-40.00%	-38.00%	n/a	n/a	$43.38	-27.70%
$33.00	-45.00%	-43.00%	n/a	n/a	$40.38	-32.70%
$30.00	-50.00%	-48.00%	n/a	n/a	$37.38	-37.70%
$27.00	-55.00%	-53.00%	n/a	n/a	$34.38	-42.70%

(1)	A trigger event does not occur if the hypothetical Final Price of the underlying stock is not below the hypothetical Trigger Price.

(2)	A trigger event occurs if the hypothetical Final Price of the underlying stock is less than the hypothetical Trigger Price.

(3)

If the hypothetical Final Price of the underlying stock is not below the hypothetical Trigger Price, this number represents the Final Price. If the hypothetical Final Price of the underlying stock is below the hypothetical Trigger Price, this number represents the Final Price as of the Final Valuation Date and the Closing Price as of the Maturity Date.

(4)	The hypothetical Stock Price return range is provided for illustrative purposes only. The actual Stock Price return may be below -55% and you therefore may lose up to 100% of your principal amount.

(5)	The Total Return on the underlying stock at maturity includes a hypothetical 2.00% cash dividend payment.

(6)	Payment consists of the principal amount plus coupon payments of 6.15% per annum (equal to 12.30% over the term of the Notes).

(7)	The Total Return on the Notes at maturity includes coupon payments of 6.15% per annum (equal to 12.30% over the term of the Notes).

(8)	Payment consists of delivery of one share of the underlying stock plus coupon payments of 6.15% per annum (equal to 12.30% over the term of the Notes).

(9)

If the hypothetical Final Price of the underlying stock is less than the hypothetical Trigger Price, the Total Return at maturity will only be positive in the event that the market price of the underlying stock on the Maturity Date is substantially greater than the hypothetical Final Price of such underlying stock. Such an increase in price is not likely to occur.

Information about the Underlying Stocks

All disclosures contained in this pricing supplement regarding each underlying stock are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Included on the following pages is a brief description of the issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and the first and second calendar quarters of 2012. Partial data is provided for the third calendar quarter of 2012. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Apple Inc.

According to publicly available information, Apple Inc. (“Apple”) designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions, and third-party digital content and applications. Apple’s products and services include iPhone®, iPad®, Mac®, iPod®, Apple TV®, a portfolio of consumer and professional software applications, the iOS and Mac OS® X operating systems, iCloud®, and a variety of accessory, service and support offerings. Apple sells its products worldwide through its retail stores, online stores, and direct sales force, as well as through third-party cellular network carriers, wholesalers, retailers, and value-added resellers. In addition, Apple sells a variety of third-party iPhone, iPad, Mac and iPod compatible products, including application software, printers, storage devices, speakers, headphones, and various other accessories and peripherals, through its online and retail stores. Apple sells to consumers, small and mid-sized businesses (“SMB”), and education, enterprise and government customers. Apple operates retail stores both in the United States and internationally. Information filed by Apple with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-10030, or its CIK Code: 0000320193. Apple’s website is http://www.apple.com. Apple’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AAPL.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for Apple’s common stock, based on the daily closing prices on the primary exchange for Apple. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Apple’s common stock on August 29, 2012 was $673.63. The historical performance of the underlying stock should not be taken as indication of the future performance of the underlying stock during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$194.97	$119.15	$143.50
4/1/2008	6/30/2008	$189.96	$147.14	$167.44
7/1/2008	9/30/2008	$179.69	$105.26	$113.66
10/1/2008	12/31/2008	$111.04	$80.49	$85.35
1/2/2009	3/31/2009	$109.87	$78.20	$105.12
4/1/2009	6/30/2009	$144.67	$108.69	$142.43
7/1/2009	9/30/2009	$186.15	$135.40	$185.37
10/1/2009	12/31/2009	$211.64	$180.76	$210.86
1/4/2010	3/31/2010	$235.83	$192.00	$234.93
4/1/2010	6/30/2010	$274.16	$235.86	$251.53
7/1/2010	9/30/2010	$292.46	$240.16	$283.75
10/1/2010	12/31/2010	$325.47	$278.64	$322.56
1/3/2011	3/31/2011	$363.13	$326.72	$348.45
4/1/2011	6/30/2011	$353.10	$315.32	$335.67
7/1/2011	9/30/2011	$413.45	$343.23	$381.18
10/3/2011	12/30/2011	$422.24	$363.50	$405.00
1/3/2012	3/30/2012	$617.62	$411.23	$599.47
4/2/2012	6/29/2012	$636.23	$530.12	$584.00
7/2/2012*	8/29/2012*	$675.47	$574.88	$673.63

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2012 includes data for the period from July 2, 2012 through August 29, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the performance of Apple’s common stock from January 3, 2000 through August 29, 2012, based on information from Bloomberg. The dotted line represents the trigger price of $471.54, which is equal to 70% of the closing price on August 29, 2012. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

General Electric Company

According to publicly available information, General Electric Company (“General Electric”) is a technology and financial services company. General Electric’s products and services include aircraft engines, power generation, water processing, household appliances, medical imaging, business and consumer financing and industrial products. General Electric serves customers in more than 100 countries. General Electric operates through five segments: Energy Infrastructure, Aviation, Healthcare, Transportation, Home & Business Solutions and GE Capital. The Energy Infrastructure segment is engaged in the field of development and implementation of energy production. The Aviation segment is a provider of jet engines and related services with operations in North America, Europe, Asia and South America. The Healthcare segment is a provider of healthcare technologies to developed, developing and emerging countries. The Transportation segment provides technology solutions for customers in a range of industries, including railroad, transit, mining, oil and gas, power generation and marine. The Home & Business Solutions segment offers products such as major appliances and a subset of lighting products that are primarily directed to consumer applications, while other lighting products and automation solutions are directed towards commercial and industrial applications. The GE Capital segment offers a range of financial products and services worldwide that include commercial loans, operating leases, fleet management, financial programs, home loans, credit cards, personal loans and other financial services. Information filed by General Electric with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00035, or its CIK Code: 0000040545. General Electric’s website is http://www.ge.com. General Electric’s common stock is listed on the New York Stock Exchange under the ticker symbol “GE.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for General Electric’s common stock, based on the daily closing prices on the primary exchange for General Electric. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of General Electric’s common stock on August 29, 2012 was $20.82. The historical performance of the underlying stock should not be taken as indication of the future performance of the underlying stock during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$37.49	$31.70	$37.01
4/1/2008	6/30/2008	$38.43	$26.26	$26.69
7/1/2008	9/30/2008	$29.95	$23.10	$25.50
10/1/2008	12/31/2008	$24.50	$12.84	$16.20
1/2/2009	3/31/2009	$17.07	$6.66	$10.11
4/1/2009	6/30/2009	$14.53	$10.17	$11.72
7/1/2009	9/30/2009	$17.01	$10.71	$16.42
10/1/2009	12/31/2009	$16.84	$14.19	$15.13
1/4/2010	3/31/2010	$18.45	$15.45	$18.20
4/1/2010	6/30/2010	$19.50	$14.42	$14.42
7/1/2010	9/30/2010	$16.66	$13.88	$16.25
10/1/2010	12/31/2010	$18.32	$15.76	$18.29
1/3/2011	3/31/2011	$21.52	$18.28	$20.05
4/1/2011	6/30/2011	$20.65	$17.97	$18.86
7/1/2011	9/30/2011	$19.30	$15.01	$15.24
10/3/2011	12/30/2011	$18.23	$14.69	$17.91
1/3/2012	3/30/2012	$20.21	$18.36	$20.07
4/2/2012	6/29/2012	$20.84	$18.15	$20.84
7/2/2012*	8/29/2012*	$21.12	$19.44	$20.82

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2012 includes data for the period from July 2, 2012 through August 29, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the performance of General Electric’s common stock from January 3, 2000 through August 29, 2012, based on information from Bloomberg. The dotted line represents the trigger price of $15.62, which is equal to 75% of the closing price on August 29, 2012. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

MetLife, Inc.

According to publicly available information, MetLife, Inc. (“MetLife”) is a provider of insurance, annuities and employee benefit programs, with operations throughout the United States, Japan, Latin America, Asia Pacific, Europe and the Middle East. MetLife provides a variety of insurance and financial services products, including life, dental, disability and long-term care insurance, various annuity products, and auto and home insurance. Within the United States, it also provides a range of savings and mortgage banking products. MetLife’s operates in six segments: Retail Products; Group, Voluntary and Worksite Benefits; Corporate Benefit Funding; and Latin America (collectively “the Americas”); Asia; and Europe, the Middle East, and Africa (“AMEA”). The Retail Products segment offers a range of protection products and services, including Individual Life services as well as a variety of variable and fixed annuities offerings that are primarily sold to individuals and employees of corporations as well as other institutions. The Group, Voluntary and Worksite Benefits segment includes Group Life and Non-Medical Health services, as well as personal lines property and casualty insurance offered directly to employees at their employer’s worksite. The Corporate Benefit Funding segment includes annuity and investment products, including, guaranteed interest products and other stable value products, income annuities, and separate account contracts for the investment management of defined benefit and defined contribution plan assets. Information filed by MetLife with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15787, or its CIK Code: 0001099219. MetLife’s website is http://www.metlife.com. MetLife’s common stock is listed on the New York Stock Exchange under the ticker symbol “MET.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for MetLife’s common stock, based on the daily closing prices on the primary exchange for MetLife. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of MetLife’s common stock on August 29, 2012 was $34.18. The historical performance of the underlying stock should not be taken as indication of the future performance of the underlying stock during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$61.47	$54.62	$60.26
4/1/2008	6/30/2008	$62.88	$52.77	$52.77
7/1/2008	9/30/2008	$63.00	$43.75	$56.00
10/1/2008	12/31/2008	$48.15	$16.48	$34.86
1/2/2009	3/31/2009	$35.97	$12.10	$22.77
4/1/2009	6/30/2009	$35.50	$23.43	$30.01
7/1/2009	9/30/2009	$40.83	$26.90	$38.07
10/1/2009	12/31/2009	$38.35	$33.22	$35.35
1/4/2010	3/31/2010	$43.34	$33.64	$43.34
4/1/2010	6/30/2010	$47.10	$37.76	$37.76
7/1/2010	9/30/2010	$42.73	$36.49	$38.45
10/1/2010	12/31/2010	$44.92	$37.74	$44.44
1/3/2011	3/31/2011	$48.64	$42.28	$44.73
4/1/2011	6/30/2011	$46.79	$39.24	$43.87
7/1/2011	9/30/2011	$44.38	$26.82	$28.01
10/3/2011	12/30/2011	$36.82	$26.60	$31.18
1/3/2012	3/30/2012	$39.46	$32.04	$37.35
4/2/2012	6/29/2012	$38.00	$27.82	$30.85
7/2/2012*	8/29/2012*	$35.33	$28.64	$34.18
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2012 includes data for the period from July 2, 2012 through August 29, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the performance of MetLife’s common stock from April 5, 2000 through August 29, 2012, based on information from Bloomberg. The dotted line represents the trigger price of $22.22, which is equal to 65% of the closing price on August 29, 2012. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Annex

The following supplements the discussion under “What are the Tax Consequences of the Notes?” in this pricing supplement and “Supplemental U.S. Tax Considerations” beginning on page PS-42 of the Trigger Yield Optimization Notes product supplement and is subject to the limitations and exceptions expressed therein. It sets forth formulas for United States holders who are initial purchasers of the Notes to use to determine the amount of capital gain and loss and ordinary income to recognize either upon maturity or a sale of the Notes. The formulas below assume that the Notes are properly treated as an investment unit consisting of a debt component and a put option component, as described in “What are the Tax Consequences of the Notes?” and “Supplemental U.S. Tax Considerations.”

The tax consequences described below are not binding on the IRS or a court and are the result of only one of several possible reasonable treatments of the Notes for U.S. federal income tax purposes. Although there are other possible treatments, we and, by purchasing the Notes, you agree to treat the Notes for all U.S. federal income tax purposes according to the treatment described in this pricing supplement. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. We do not provide tax advice. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments).

Defined Terms as Used in this Annex:

“Accrued Coupon at Sale” is equal to the amount labeled “Accrued Interest” on your confirmation of sale, divided by Quantity Sold.

“Aggregate Option Premium Received” is the total amount of all payments of Option Premium received by you on a Note during the period you held the Note.

“Aggregate Coupons Received” is the total amount of all coupons received by you on a Note. It does not include Accrued Coupon at Sale.

“Coupon Rate” is provided with respect to each offering on page 1 of this pricing supplement.

“Debt Component Per Annum” is provided on page 5 of this pricing supplement.

“Debt Sale Amount” is equal to Bond Value x Initial Price. “Bond Value” will be provided on your confirmation of sale, and is the value of the Debt Instrument expressed as a percentage of the Initial Price of your Notes. The “Bond Value” may exceed 100%.

“Initial Price” is provided with respect to each offering on page 1 of this pricing supplement.

“Option Premium” is equal to the amount of a coupon with respect to a Note multiplied by (Put Option Component per Annum/Coupon per Annum).

“Option Sale Amount” is equal to Sale Price — Debt Sale Amount. The “Sale Price” will be labeled “Price” on your confirmation of sale. The Option Sale Amount may be positive or negative.

“Put Option Component per Annum” is provided with respect to each offering on page 5 of this pricing supplement.

“Quantity at Maturity” is the number of Notes with respect to this offering held by you at maturity.

“Quantity Sold” will be labeled “Quantity” on your confirmation of sale.

At Maturity

If the Notes are held to maturity, you will have either:

1)	Short-term capital gain. If you receive the principal amount of the Notes (plus the final coupon payment) in cash, then you will recognize short-term capital gain on the option portion of the Notes, equal to:

♦	Aggregate Option Premium Received x Quantity at Maturity; or

2)	No tax event. If you receive shares of the applicable underlying stock, the receipt of those shares will not be a taxable event, except to the extent of cash received in lieu of fractional shares. Your basis in the shares received will be equal to:

♦	(Initial Price - Aggregate Option Premium Received) x Quantity at Maturity.

Your holding period in the shares will begin on the day after receipt. If you receive cash in lieu of a fractional share of the applicable underlying stock, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your basis (as determined above) in the fractional share.

Sale, Exchange or Retirement of the Notes Prior to Maturity

Upon a sale, exchange or retirement of the Notes prior to maturity, you will recognize:

1)	Ordinary income. You will recognize ordinary income in respect of any accrued but unpaid interest on the debt portion of the Notes, equal to:

♦	Accrued Coupon at Sale x (Debt Component per Annum/Coupon per Annum) x Quantity Sold.

2)	Capital gain or loss. You will recognize short-term capital gain or loss (if the Notes are held one year or less prior to sale, exchange or retirement) or long-term capital gain or loss (if the Notes are held more than one year prior to sale, exchange or retirement) in respect of the debt portion of the Notes equal to:

♦	(Debt Sale Amount - Initial Price) x Quantity Sold;

and short-term capital gain or loss (regardless of holding period) in respect of the option portion of the Notes, equal to:

♦	(Option Sale Amount + (Accrued Coupon at Sale x (Put Option Component per Annum/Coupon per Annum))) x Quantity Sold; plus

♦	Aggregate Coupons Received x (Put Option Component per Annum/Coupon per Annum) x Quantity Sold.